SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D*
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)

                                (AMENDMENT NO. 1)


                               Chem Rx Corporation
             ------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.0001 par value per share
             ------------------------------------------------------
                         (Title of Class of Securities))

                                    69917T103
             ------------------------------------------------------
                                 (CUSIP Number)

                                    Yoav Roth
                     c/o Hudson Bay Capital Management, L.P.
                            120 Broadway, 40th Floor
                               New York, NY 10271

                                 (212) 571-1244
             ------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 22, 2008
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement))

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 13 Pages)

--------------------------------------------------------------------------------


     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69917T103                 13D                    Page 2 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Hudson Bay Fund LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
                            WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [X]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            PN
--------------------------------------------------------------------------------

CUSIP No. 69917T103                 13D                    Page 3 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Hudson Bay Overseas Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
                            WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [X]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            CO
--------------------------------------------------------------------------------

CUSIP No. 69917T103                 13D                    Page 4 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Hudson Bay Capital Management, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
                            OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [X]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            PN
--------------------------------------------------------------------------------

CUSIP No. 69917T103                 13D                    Page 5 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Sander Gerber
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
                            OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [X]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 69917T103                 13D                    Page 6 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            Yoav Roth
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
                            OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [X]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Israel
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 69917T103                 13D                    Page 7 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS

            John Doscas
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (see instructions)
                            OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                     [X]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (see instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 69917T103                 13D                    Page 8 of 13 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13D filed on October 29, 2007 (as amended, the "Schedule 13D") with respect to shares of common stock par value $0.0001 per share (the "Common Stock") of Chem Rx Corporation (previously known as Paramount Acquisition Corp., a Delaware corporation) (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13D. This Amendment amends and restates Item 5 in its entirety as set forth below.
This is the final amendment to the Schedule 13D and an exit filing for the Reporting Persons.

Item 5.     Interest in Securities of the Issuer.

      A.  Hudson Bay Capital Management, L.P.

               (a) As of the date hereof, Hudson Bay Capital Management, L.P.
                   no longer beneficially owns any shares of Common Stock.

                   Percentage: 0% as of the date hereof

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the
                      disposition:  See item (a) above.

               (c) Hudson Bay Capital Management, L.P. did not enter
                   into any transactions in the Common Stock within the last sixty days. The transactions in the Common
                   Stock within the last sixty days by Hudson Bay Fund
                   LP and Hudson Bay Overseas Fund, Ltd., which were all put exercises pursuant to the Purchase Option Agreement, are set forth in Schedule A, and are incorporated herein by reference.

               (d) No person other than the Reporting Persons is known
                   to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

               (e) Hudson Bay Capital Management, L.P. ceased to be the
                   beneficial owner of more than five percent of the shares of Common Stock on July 23, 2008.

      B.  Hudson Bay Fund LP

               (a) As of the date hereof, Hudson Bay Fund LP no longer
                   beneficially owns any shares of Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the
                      disposition:  See item (a) above.

               (c) Hudson Bay Fund LP entered into transactions in the
                   Common Stock pursuant to the Purchase Option
                   Agreement within the last sixty days as set forth on Schedule A.

CUSIP No. 69917T103                 13D                    Page 9 of 13 Pages


               (d) No person other than the Reporting Persons is known
                   to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

               (e) Hudson Bay Funds LP. ceased to be the beneficial owner of more than five percent of the shares of common stock on July 22, 2008.

      C.  Hudson Bay Overseas Fund, Ltd.

               (a) As of the date hereof, Hudson Bay Overseas Fund, Ltd. no longer beneficially owns any shares of Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the
                      disposition:  See item (a) above.

               (c) Hudson Bay Overseas Fund, Ltd. entered into
                   transactions in the Common Stock pursuant to the Purchase Option Agreement within the last sixty days as set forth on Schedule A.

               (d) No person other than the Reporting Persons is known
                   to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

               (e) Hudson Bay Overseas Funds, Ltd. ceased to be the beneficial owner of more than five percent of the shares of common stock on July 22, 2008.

      D.  Sander Gerber

               (a) As of the date hereof, Sander Gerber no longer beneficially owns any shares of Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the
                      disposition:  See item (a) above.

               (c) Sander Gerber did not enter into any transactions in
                   the Common Stock within the last sixty days. The transactions in the Common Stock within the last sixty days by Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd., which were all put exercises pursuant to the Purchase Option Agreement, are set forth in Schedule A, and are incorporated herein by reference.

               (d) No person other than the Reporting Persons is known
                   to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

CUSIP No. 69917T103                 13D                    Page 10 of 13 Pages


               (e) Sander Gerber ceased to be the beneficial owner of more than five percent of the shares of Common Stock on July 23, 2008.

      E.  Yoav Roth

               (a) As of the date hereof, Yoav Roth no longer beneficially owns any shares of Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the
                      disposition:  See item (a) above.

               (c) Yoav Roth did not enter into any transactions in the
                   Common Stock within the last sixty days. The transactions in the Common Stock within the last sixty days by Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd., which were all put exercises pursuant to the Purchase Option Agreement, are set forth in Schedule A, and are incorporated herein by reference.

               (d) No person other than the Reporting Persons is known
                   to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

               (e) Yoav Roth ceased to be the beneficial owner of more
                   than five percent of the shares of Common Stock on July 23, 2008.

      F.  John Doscas

               (a) As of the date hereof, John Doscas no longer beneficially owns any shares of Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the
                      disposition:  See item (a) above.

               (c) John Doscas did not enter into any transactions
                   in the Common Stock within the last sixty days. The transactions in the Common Stock within the last sixty days by Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd., which were all put exercises pursuant to the Purchase Option Agreement, are set forth in Schedule A, and are incorporated herein by reference.

CUSIP No. 69917T103                 13D                    Page 11 of 13 Pages


               (d) No person other than the Reporting Persons is known
                   to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

               (e) John Doscas ceased to be the beneficial owner of
                   more than five percent of the shares of Common Stock on July 23, 2008.

CUSIP No. 69917T103                 13D                    Page 12 of 13 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  July 24, 2008

HUDSON BAY FUND, LP                       HUDSON BAY OVERSEAS FUND, LTD.



By: /s/ YOAV ROTH                         By: /s/ YOAV ROTH
    -------------                             -------------
Name:  Yoav Roth                          Name:  Yoav Roth
Title  Principal and Portfolio Manager    Title  Principal and Portfolio Manager


HUDSON BAY CAPITAL MANAGEMENT, L.P.       SANDER GERBER

By: /s/ YOAV ROTH                         /s/ SANDER GERBER
    -------------                             -------------
Name:  Yoav Roth
Title  Principal and Portfolio Manager


YOAV ROTH                                 JOHN DOSCAS

/s/ YOAV ROTH                             /s/ John Doscas
    -------------                             ---------------

CUSIP No. 69917T103                 13D                    Page 13 of 13 Pages



                                   Schedule A



PURCHASER               DATE          TRANSACTION TYPE      NUMBER OF SHARES    PRICE PER SHARE
---------               ----          ----------------      ----------------    ---------------
Hudson Bay Fund LP      7/22/2008     Sale*                 301,000             $5.9903
Hudson Bay Fund LP      7/23/2008     Sale*                 316,910             $5.9903



Hudson Bay Overseas     7/22/2008     Sale*                 399,000             $5.9903
Fund, Ltd.
Hudson Bay Overseas     7/23/2008     Sale*                 420,089             $5.9903
Fund, Ltd.



*  The sales are put exercises pursuant to the Purchase Option Agreement.